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EXHIBIT 99  Press Release

                                 PRESS RELEASE

                        Glenn Halpryn and Jerry Glauser
                              Purchase Control of
                             clickNsettle.com, Inc.

MIAMI, FLORIDA-September 26, 2007 [Symbol: CLIK.OTC.BB]-- On September 26, 2007, Glenn Halpryn of Miami, Florida, and Jerry Glauser of Denver, Colorado, along with other business associates, purchased 51.65% of the outstanding common stock of clickNsettle.com, Inc., a Delaware corporation ("CLIK").

CLIK is a public shell company that previously provided alternative dispute resolution services. CLIK sold its dispute resolution business in 2005 and has since had no operations. Halpryn and Glauser intend to utilize the public company to effect a merger or other business combination with an operating company.

Following the change of control, Glenn Halpryn was elected Chairman of CLIK's Board of Directors and was appointed Chief Executive Officer.

Halpryn and Glauser, along with other investors, purchased control in December 2006 of Getting Ready Corporation, which is also a publicly traded shell [Symbol: GTRY.OTC.BB]. Glenn Halpryn is Chairman and CEO of Getting Ready Corporation.

Glenn Halpryn is a Miami investor who was Chairman and CEO of Orthodontix, Inc. prior to the merger of Orthodontix and Protalix BioTherapeutics, Inc. [Symbol:
PLX, AMEX] in December 2006.

Jerry Glauser is a Denver businessman and former Mercedes Benz automobile dealer. During his business career, Mr. Glauser owned nine automobile dealerships and is now a partner in Alex Rodriguez Mercedes Benz, which is located in Houston, Texas.



Contact: Glenn L. Halpryn: (305) 573-4112.